SOUTHFIELD TECHNECENTER

LEASE

BY AND BETWEEN

SOUTHFIELD TECHNECENTER RE 1 LLC

(As Landlord)

AND

TALK AMERICA INC.

(As Tenant)

Article 1 Lease of Premises
Section 1.1 Basic Lease Provisions and Definitions.
Section 1.2 Leased Premises.
Article 2 Term and Possession
 Section 2.1 Lease Term.
Section 2.2 Construction of Tenant Improvements.
Section 2.3 Surrender of the Premises.
Section 2.4 Holding Over.
Section 2.5 Options.
 Article 3 Rent
Section 3.1 Base Rent.
Section 3.2 Additional Rent.
Section 3.3 Late Charges.
 Article 4 Security Deposit
Article 5 Use
 Section 5.1 Use of Leased Premises.
Section 5.2 Covenants of Tenant Regarding Use.
Section 5.3 Landlord's Rights Regarding Use.
Article 6 Utilities and Services
Section 6.1 Services to be Provided.
Section 6.2 Additional Services.
Section 6.3 Interruption of Services.
 Article 7 Maintenance and Repairs
 Section 7.1 Tenant's Responsibility.
Section 7.2 Landlord's Responsibility.
Section 7.3 Alterations.
Article 8 Casualty
Section 8.1 Casualty.
Section 8.2 Fire and Extended Coverage Insurance.
Section 8.3 Waiver of Subrogation.
Article 9 Liability Insurance
Section 9.1 Tenant's Responsibility.
Section 9.2 Tenant's Insurance.
Article 10 Eminent Domain
Article 11 Assignment and Sublease
Article 12 Transfers by Landlord
Section 12.1 Sale and Conveyance of the Building.
Section 12.2 Subordination and Estoppel Certificate.
Section 12.3 Lender's Right.
Section 12.4 Non-Disturbance Agreement.
 Article 13 Default and Remedy
Section 13.1 Default.
Section 13.2 Remedies.
Section 13.3 Landlord's Default and Tenant's Remedies.
Section 13.4 Limitation of Landlord's Liability.
Section 13.5 Nonwaiver of Defaults.
Section 13.6 Attorneys' Fees.
 Article 14 Right of First Offer
Section 14.1 Exercise of Expansion Right.
Section 14.2 Terms for Expansion Area
Article 15 Right of First Refusal
Article 16 Notice and Place of Payment
Section 16.1 Notices.
Section 16.2 Place of Payment.
Article 17 Hazardous Materials
Article 18 Mold Monitoring, Inspecting, and Remediation
 Section 18.1 Monitoring of Leased Premises.
Section 18.2 Inspection of Leased Premises.
Section 18.3 Remediation of Mold.
Article 19 Telecommunications Use
Section 19.1 Telecommunications Equipment and Systems.
Section 19.2 Fiber Access.
Section 19.3 Co-Location.
 Article 20 Storage Space
Article 21 [Reserved]
Article 22 Miscellaneous
 Section 22.1 Benefit of Landlord and Tenant.
Section 22.2 Governing Law.
Section 22.3 Force Majeure.
Section 22.4 Condition of Premises.
Section 22.5 Examination of Lease.
Section 22.6 Indemnification for Leasing Commissions.
Section 22.7 Quiet Enjoyment.
Section 22.8 Severability of Invalid Provisions.
Section 22.9 Representations and Warranties.
Section 22.10 Survival.
Section 22.11 Financial Statements.
Section 22.12 Preparation of Lease.
Section 22.13 Abandonment.
Section 22.14 Security Systems.
Section 22.15 Construction Allowance.

Lease Agreement

This Lease is executed this 24th day of February, 2003, by and between Southfield TechneCenter RE 1 LLC, a Michigan limited liability company ("Landlord"), and Talk America Inc., a Pennsylvania corporation ("Tenant").

WITNESSETH:

Article 1  Lease of Premises

Section 1.1  Basic Lease Provisions and Definitions.

A.	Building Address: 21314 Melrose Avenue, Southfield, Michigan 48075; Building No. 10 (the "Building"); located in Southfield TechneCenter (the "Park");

B. Rentable Area:

Leased Premises: 6,978 rentable square feet
Building: 41,226 rentable square feet
Park: 605,386 rentable square feet

C.
Tenant's Share of Building Premises Expenses: A fraction in which the numerator is the rentable square footage of the Leased Premises and the denominator of which is the rentable square footage within the Building. Tenant’s Share of Building Premises Expenses has been calculated to be 16.93%.

Tenant's Share of Park Expenses: A fraction in which the numerator is the rentable square footage of the Leased Premises and the denominator is the rentable square footage within all of the buildings in the Park with tenants that share the Park Expenses. Tenant’s Share of Park Expenses has been calculated to be 1.15%.

D. Minimum Annual Rent:

Period	Annual Minimum Rent per sq. ft.	Annual Minimum Rent	Monthly Minimum Rent
Lease Year 1	$10.75	$75,013.50	$6,251.13
Lease Year 2	$11.07	$77,246.46	$6,437.21
Lease Year 3	$11.40	$79,549.20	$6,629.10
Lease Year 4	$11.75	$81,991.50	$6,832.63
Lease Year 5	$12.10	$84,433.80	$7,036.15
Lease Year 6	$12.46	$86,945.88	$7,245.49
Lease Year 7	$12.84	$89,597.52	$7,466.46
Lease Year 8	$13.22	$92,249.16	$7,687.43
Lease Year 9	$13.62	$95,040.36	$7,920.03
Lease Year 10	$14.03	$97,901.34	$8,158.45

“Lease Year 1” shall be the one-year period commencing on the Commencement Date, and each subsequent Lease Year shall be the one-year period beginning on the annual anniversary of the Commencement Date. However, if the Commencement Date is other than the first day of a calendar month, the first Lease Year shall begin on the first day of the first full calendar month following the Commencement Date, and each subsequent Lease Year shall be the one-year period beginning on the annual anniversary of the first Lease Year. During the period (if any) beginning on the Commencement Date and ending on the first day of the first Lease Year, Tenant’s obligation to pay Minimum Annual Rent shall be pro-rated based on the rate for the first Lease Year.

Upon execution of this Lease, Tenant shall pay Landlord the first month’s installment of Minimum Annual Rent and the Security Deposit referenced in Section 1.1.G.

E.	Lease Term: Beginning on the Commencement Date and ending ten (10) years after the beginning of the first Lease Year;

F.	Commencement Date: Upon execution of this Lease by Landlord and Tenant;

G.            Security Deposit: $6,251.00

H.	Brokers: Signature Associates, representing Landlord, and The John Buck Company and Paragon Corporate Realty Services, representing Tenant;

I.
Permitted Use: Installation, operation, maintenance and replacement of telecommunications equipment and switching/transmission facilities, including, without limitation, a local and/or long distance switch, node, hub, customer collocation and related equipment, together with general offices and other uses normally related thereto, and for no other purpose without the written consent of Landlord. Without limiting the foregoing, Tenant shall have the right to install, operate, repair, maintain and replace fiber optic or other cable and related equipment according to all governmental codes and regulations and in accordance with this Lease for the purpose of providing telecommunications services to the public, including to other tenants of the Park;

J.  Address for notices (as such addresses may be changed pursuant to Section 16.1):

Landlord: Southfield TechneCenter
c/o Grubb & Ellis Management Services, Inc.
26555 Evergreen
Suite 500
Southfield, Michigan 48075
Facsimile No.: (248) 357-0923
Attn: Southfield TechneCenter Property Manager

and

Southfield TechneCenter RE 1 LLC
c/o Pomeroy Investment Corporation
74 E. Long Lake Road
Bloomfield Hills, MI 48304
Facsimile No.: (248) 723-2109
Attn: Director of Asset Management

Tenant: Talk America Inc.
6805 Route 202
New Hope, PA 18938
Facsimile No.: (215) 862-1960
Attn: General Counsel

Address for rental and other payments:

Southfield TechneCenter
c/o Grubb & Ellis Management Services, Inc.
26555 Evergreen
Suite 500
Southfield, Michigan 48075
Facsimile No.: (248) 357-0923
Attn: Southfield TechneCenter Property Manager

Section 1.2  Leased Premises.

Landlord hereby leases to Tenant and Tenant leases from Landlord, subject to all of the terms and conditions set forth herein, that portion of the Building referenced in Section 1.1A of the Basic Lease Provisions and designated on Exhibit A attached hereto (the "Leased Premises"). Tenant acknowledges that it has had the opportunity to measure the Leased Premises and agrees that the Leased Premises shall be deemed to include the number of square feet set forth in Section 1.1.B. and in no event shall Tenant have the right to challenge, demand, request or receive any change in the base rent or other sums due hereunder as a result of any claimed or actual error or omission in the measured square footage of the Leased Premises. Landlord also grants to Tenant, together with and subject to the existing rights and those other rights granted from time to time by Landlord to others, the nonexclusive right to use for vehicular and pedestrian ingress and egress and parking of passenger vehicles the "Building Premises" and "Common Areas" within the Park and the parking area adjoining the Building and designated on Exhibit B. The Leased Premises does not include, and Landlord excludes from the Leased Premises, the exterior walls and roof of the Building and the land beneath the Building. Subject to the terms and conditions set forth in Articles 7 and 19 of this Lease, Landlord further grants to Tenant the right to install and use certain Telecommunications Equipment, supplemental air conditioning system(s), fiber optic cable, a back-up power supply and related equipment and systems on the roof and in other portions of the Building and the Park, together with the right to use certain Storage Space (as defined in Article 20) located in the Park as set forth in Article 20.

"Building Premises" shall mean the Building and the area within and appurtenant to the Building designated for use in common by all tenants of the Building and their respective employees, agents, customers, invitees and others including by way of illustration, but not limitation, sidewalks, landscaped areas, parking areas and driveways appurtenant to the Building, and as depicted on Exhibit B, attached hereto and incorporated herein by this reference. The area of the Building Premises may be adjusted from time to time as necessary; provided that any such adjustment shall not materially impact Tenant’s rights to use the Leased Premises and other areas of the Park as provided in this Section 1.2.

"Common Areas" shall mean the areas within the Park that are designated for use in common by all tenants of the Park (which do not include areas defined as the Building Premises or any common areas appurtenant to any other building within the Park) and their respective employees, agents, customers, invitees and others, and include by way of illustration, but not limitation, sidewalks, landscaped areas, storm and sanitary sewer systems and other utilities servicing the Park, access and perimeter roads, truck passageways (which may be in whole or in part below grades), and driveways; and any portion of the Park not heretofore included within Common Areas shall be included when so designated and improved for common use. Notwithstanding the foregoing, Tenant will not participate in any costs associated with any parking lot maintenance other than that within the Building Premises. The area of the Common Areas may be adjusted from time to time as necessary.

Article 2  Term and Possession

Section 2.1  Lease Term.

The term of this Lease (the original approximately 10-year lease term referred to in Section 1.1.E. is hereinafter sometimes referred to as the “Original Term”; and the Original Term as extended by Tenant pursuant to Section 2.5 by the exercise of any Option Terms is hereinafter referred to as the “Lease Term”) shall be the period of time specified in the Basic Lease Provisions and shall commence on the Commencement Date described in the Basic Lease Provisions. Upon delivery of possession of the Leased Premises to Tenant, Tenant shall execute a letter of understanding acknowledging (i) the Commencement Date of this Lease, and (ii) that Tenant has accepted the Leased Premises for occupancy and that the condition of the Leased Premises (including any tenant finish improvements constructed thereon), the Building Premises and Common Areas were at the time satisfactory and in conformity with the provisions of this Lease in all respects. Such letter of understanding shall become a part of this Lease. If Tenant takes possession of and occupies the Leased Premises, Tenant shall be deemed to have accepted the Leased Premises as described above, even though Tenant may not have executed the letter of understanding.

Section 2.2  Construction of Tenant Improvements.

Tenant has personally inspected the Leased Premises and accepts the same "as is" without representation or warranty by Landlord of any kind and with the understanding that Landlord shall have no responsibility with respect thereto except as otherwise specifically set forth in this Lease.

Section 2.3   Surrender of the Premises.

Upon the expiration or earlier termination of this Lease, or upon the exercise by Landlord of its right to reenter the Leased Premises without terminating this Lease, Tenant shall immediately surrender the Leased Premises to Landlord, in broom-clean condition and in good order, condition and repair, except for ordinary wear and tear and damage which Tenant is not obligated to repair. Tenant shall also remove its personal property, trade fixtures and any of Tenant's alterations (other than the “Approved Alterations” described in Section 7.3) designated by Landlord including by way of illustration, but not limitation, wiring and cabling; promptly repair any damage caused by such removal; and restore the Leased Premises to the substantially similar condition existing prior to the installation of the items so removed. If Tenant fails to do so, Landlord may restore the Leased Premises to such condition at Tenant's expense, Landlord may cause all of said property to be removed at Tenant's expense, and Tenant hereby agrees to pay all the costs and expenses thereby reasonably incurred. All property of Tenant which is not removed within fifteen (15) days following Landlord's written demand therefore shall be conclusively deemed to have been abandoned by Tenant, and Landlord shall be entitled to dispose of such property without thereby incurring any liability to Tenant. The provisions of this section shall survive the expiration or earlier termination of this Lease.

Section 2.4  Holding Over.

If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease with Landlord’s consent, Tenant shall become a tenant from month to month at one hundred fifty percent (150%) of the Monthly Rental Installment in effect at the end of the Lease Term (plus Additional Rent as provided in Article 3 hereof), and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease, and Tenant shall vacate and surrender the Leased Premises to Landlord upon Tenant being given ten (10) days prior written notice from Landlord to vacate. The foregoing provisions of this Section 2.4 shall neither be construed to give Tenant any right to remain in possession of the Premises or any part thereof after the Expiration Date, nor to waive any of Landlord's rights under this Lease to collect any damages to which Landlord may be entitled, whether direct or consequential.

Section 2.5  Options.

(a)  If Tenant shall not then be in material default under any of the terms and conditions of this Lease, Tenant shall have the right to extend the term of this Lease for an additional successive period of five (5) years (the "First Option Term"), provided that Tenant shall deliver to Landlord written notice of its election to extend the term of this Lease at least twelve (12) months prior to the expiration date of the Original Term, time being of the essence.

(b)  If Tenant shall not then be in material default under any of the terms and conditions of this Lease and Tenant shall have elected to extend the term of this Lease for the First Option Term, Tenant shall have the right to extend the term of this Lease for an additional successive period of five (5) years (the "Second Option Term"), provided that Tenant shall deliver to Landlord written notice of its election to extend the term of this Lease at least twelve (12) months prior to the expiration date of the First Option Term, time being of the essence.

(c)  If Tenant shall not then be in material default under any of the terms and conditions of this Lease and Tenant shall have elected to extend the term of this Lease for the First and Second Option Terms, Tenant shall have the right to extend the term of this Lease for an additional successive period of five (5) years (the "Third Option Term"), provided that Tenant shall deliver to Landlord written notice of its election to extend the term of this Lease at least twelve (12) months prior to the expiration date of the Second Option Term, time being of the essence. For purposes of this Section 2.5, any default of Tenant relating to the payment of rent or other sums due pursuant to this Lease shall be deemed material if such amount is outstanding on the date Tenant exercises its right to extend the term of the Lease for any Option Term and Tenant fails to pay such amount within seven (7) days of receiving written notice from Landlord that such amount is outstanding.

(d)  Other than as expressly otherwise provided herein, all of the covenants, agreements, terms and conditions contained in the Lease shall remain in full force and effect during the Option Terms except that the Minimum Annual Rent during each Option Term shall be equal to the greater of (i) the "Fair Market Rental Rate" for the Leased Premises, or (ii) one hundred three percent (103%) of the rental rate paid by Tenant during the last year of the immediately preceding term, with three percent (3%) annual increases thereafter. For purposes hereof, "Fair Market Rental Rate" shall mean the Minimum Annual Rent, on a so-called "net" basis, that would be paid by a willing tenant, not compelled to lease, and accepted by a willing landlord, not compelled to lease, for the Leased Premises as of the pertinent date taking into consideration rent for comparable premises in comparable buildings in the relevant competitive market including the amount of space and length of term taken by the tenant and the creditworthiness and quality of the tenant, but ignoring the value of all improvements to the Leased Premises that Tenant made at its own expense (except those improvements that Landlord requires Tenant to leave upon termination of the Lease). Immediately upon the exercise by Tenant of an option to extend the term of the Lease pursuant to this Section 2.5, Landlord and Tenant shall commence good faith negotiations to determine the Fair Market Rental Rate of the Leased Premises for the Option Term. In the event that Landlord and Tenant are not able to agree on the Fair Market Rental Rate of the Leased Premises for the Option Term within three (3) months of Tenant's exercise of an option, Landlord and Tenant shall each appoint an appraiser (the "Party-Selected Appraisers") who is a licensed real estate broker with experience leasing comparable types of properties in the Detroit metropolitan area within one (1) month after the expiration of such three (3) month period. Within fifteen (15) days of the date the last Party-Selected Appraiser is selected, the Party-Selected Appraisers shall select a third appraiser (the "Independent Appraiser"; the Independent Appraiser and the Party-Selected Appraisers are hereinafter collectively referred to as the "Appraisers") who is certified as a licensed real estate broker with experience leasing comparable types of properties in the Detroit metropolitan area . Thereafter, the Appraisers shall determine the Fair Market Rental Rate of the Leased Premises. If the Appraisers are unable to agree upon such value within two (2) months of the date the last Appraiser is selected, the Fair Market Rental Rate of the Leased Premises for the Option Term shall be equal to the Fair Market Rental Rate determined by the Appraiser whose determination is between the values determined by the other Appraisers. The fees of the Independent Appraiser shall be borne equally by Landlord and Tenant and each party shall be responsible for the fees of the Appraiser selected by it. If either party fails to appoint a qualified appraiser within the time provided herein, the determination of the appraiser appointed by the other party shall be binding and conclusive on the parties. Upon determination of the Minimum Annual Rental pursuant to this Section 2.5(d) for the subject Option Term, the parties shall enter into a writing evidencing such determination. The procedure described in this Section 2.5(d) shall be used to determine the Fair Market Rental Rate for each Option Term.

(e)  The right to exercise the Option Terms shall be null and void upon an assignment of this Lease or sublease of more than fifty percent (50%) of the Leased Premises to an assignee or sublessee unless such assignee or sublessee is (1) an Affiliate of Tenant (as defined in Article 11) or controls a majority interest in the assets of Tenant, or (2) if Landlord has released Tenant from liability pursuant to this Lease, has a net worth equal to or greater than Tenant on the date of such assignment or sublease.

Article 3  Rent

Section 3.1  Base Rent.

Tenant shall pay to Landlord as Minimum Annual Rent for the Leased Premises the sum specified in the Basic Lease Provisions, payable in equal consecutive Monthly Rental Installments, in advance, without deduction or offset, beginning on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installment for partial calendar months shall be prorated based on the number of days during the month this Lease was in effect in relation to the total number of days in such month.

Section 3.2  Additional Rent.

In addition to the Minimum Annual Rent specified in this Lease, Tenant agrees to pay to Landlord for each calendar year during the Lease Term, as "Additional Rent”, the sum of (A) Tenant's Share of Building Premises Expenses and (B) Tenant's Share of Park Expenses.

"Park Expenses" shall mean the Operating Expenses and Real Estate Taxes for the Common Areas.

“Building Premises Expenses” shall mean the Operating Expenses and Real Estate Taxes for the Building Premises.

"Operating Expenses" shall mean all of Landlord's expenses for operation, repair, replacement and maintenance as necessary to keep the Building Premises and Common Areas in good order, condition and repair (including all additional direct costs and expenses of operation and maintenance of the Building Premises which Landlord reasonably determines it would have paid or incurred during such year if the Building had been fully occupied) including, but not limited to, utilities; refuse disposal; stormwater discharge fees; license, permit, inspection and other fees; fees and assessments imposed by any covenants or owners' association; tools and supplies; security services; market based management fees; insurance premiums and deductibles; the cost of capital improvements or replacements designed to protect the health and safety of the tenants in the Building; and maintenance and repair of the driveways and parking areas (including snow removal), exterior lighting facilities, landscaped areas, walkways, curbs, drainage strips, sewer lines, exterior walls, foundation, structural frame, roof and gutters. The forgoing list of Operating Expenses is for definitional purposes only and shall not impose any obligations upon Landlord to incur such expenses or provide such service.

Notwithstanding anything to the contrary, the following items shall be excluded from the definition of Operating Expenses:

(a)	Costs of decorating, redecorating, or special cleaning or other services not provided on a regular basis to tenants of the Building;

(b)	Wages, salaries, fees and benefits paid to executive personnel or officers or partners of Landlord;

(c)
Any charge for depreciation of the Building or other structures in the Park or equipment; provided, however, that if any expense incurred by Landlord in operating the Park is required to be capitalized, rather than expensed, in accordance with generally accepted accounting principles, the cost of such item shall not be included within the definition of Operating Expenses, but such item shall instead be depreciated over its useful life in accordance with generally accepted accounting principles and such depreciation shall be included within the definition of Operating Expenses;

(d)	Interest or other financing charge;

(e)
Any charge for Landlord’s income taxes, single business taxes, excess profit taxes, franchise taxes or similar taxes on Landlord’s business; provided, however, that such items may be included within Real Estate Taxes if the requirements set within the definition of Real Estate Taxes are satisfied;

(f)	All costs relating to activities for the solicitation and execution of leases of space in the Building or other buildings in the Park or the relocation of existing tenants;

(g)	All costs and expenses of operating a commercial enterprise in the Park to the extent revenues from such commercial enterprise are not applied to reduce Operating Expenses;

(h)	All costs for which Tenant or any other tenant in the Park is being charged other than pursuant to the operating expense clauses;

(i)
The cost of any electric current furnished to the Leased Premises or any rentable area of the Building or other portions of the Park for purposes other than the (1) operation of Park equipment and machinery, (2) the lighting of public toilets, stairways, shaftways, parking lots, roads, and sidewalks, and (3) the operation of Building machinery or fan rooms;

(j)
The cost of correcting defects in the construction of the Building, other structures in the Park, or in the Park equipment, except conditions (not occasioned by construction defects) resulting from ordinary wear and tear will not be deemed defects for the purpose of this category;

(k)
The cost of any repair made by Landlord because of the total or partial destruction of the Building or other structure in the Park or the condemnation of a portion of the Building or other structure in the Park;

(l)	Any increase in insurance premium to the extent that such increase is caused or attributable to a unique use or occupancy of another tenant;

(m)	The cost of any items for which Landlord is reimbursed by insurance or otherwise compensated by parties other than tenants of the Park pursuant to clauses similar to this paragraph;

(n)	The cost of any additions or capital improvements to the Building or other structure in the Park subsequent to the date of original construction;

(o)
The cost of any repairs, alterations, additions, changes, replacements, and other items which, under generally accepted accounting principles, are properly classified as capital expenditures to the extent they upgrade or improve the Building or other structure in the Park, as opposed to replacing existing items which have worn out;

(p)	Any operating expense representing an amount paid to a related corporation, entity or person that is in excess of the amount which would be paid in the absence of such relationship;

(q)	The cost of tools and equipment used initially in the construction, operation, repair and maintenance of the Building and other structures in the Park;

(r)
The cost of any work or service performed for or facilities furnished to any tenant of the Park to a greater extent or in a manner more favorable to such tenant than that available, performed for, or furnished to Tenant;

(s)	The cost of alterations of space in the Park leased to other tenants;

(t)	The cost of overtime or other expense to Landlord in curing its defaults to the extent such costs are greater than that which would be incurred by Landlord if Landlord was not in default;

(u)
Capital improvements or expenditures incurred to reduce operating expenses shall only be included in operating expenses to the lesser of the annual amortized amount of said improvements or expenditures (over the useful life of the improvement or item) or the actual savings;

(v)	Ground rent or similar payments to a ground lessor; and

(w)	Salaries paid to employees above the Building Manager (if there is a Building Manager and not a Park Manager) or Park Manager level;

(x)	Fees paid to attorneys and accountants that are not paid in connection with the operation of the Park as a whole;

(y)	Commissions paid to brokers; and

(z)	Advertising and promotion costs.

"Real Estate Taxes" shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes) imposed upon the Building Premises and Common Areas by any authority having the direct or indirect power to tax, together with the reasonable costs and expenses of contesting the validity or amount of Real Estate Taxes as follows. Any costs, expenses and attorneys' fees (including the costs of tax consultants) incurred by Landlord in connection with the negotiation for reduction in the assessed valuation of land, buildings and improvements comprising the Park and any protest or contest of real estate taxes and/or assessments shall be included within the term "Real Estate Taxes". If at any time during the Lease Term the present method of taxation or assessment shall be so changed that there shall be substituted for the whole or any part of said taxes, assessments, duties, charges, fees or payments now or hereafter levied, assessed or imposed on real property, a capital levy or other tax levied, assessed, or imposed on the real property and/or the rents reserved herein, then all such capital levies or other taxes shall, to the extent that they are so substituted, be deemed to be included within the term "Real Estate Taxes". If the property is not separately assessed, then Tenant's liability shall be an equitable proportion of the real estate taxes for all of the land and improvements included within the tax parcel assessed. Landlord's reasonable determination thereof, in good faith, shall be conclusive.

Other than as set forth in the third sentence of the preceding paragraph, the following items shall be excluded from the definition of Real Estate Taxes:

(a)	Inheritance taxes;

(b)	Gift taxes;

(c)	Transfer taxes;

(d)	Franchise taxes;

(e)	Excise taxes;

(f)	Net income taxes;

(g)	Profit taxes (including single business taxes);

(h)	Capital levies;

(i)	Late payment charges and penalties as long as Tenant has made all payments required pursuant to this Lease on a timely basis; and

(j)	Special assessments levied against property other than real estate to the extent such property does not relate to the operation of the Park.

Landlord shall use commercially reasonable standards, consistently applied, in determining Tenant's Rentable Area as set forth in 1.1 B, the Rentable Area of the Building, and the Rentable Area of other buildings in the Park.

Landlord's determination of the Rentable Areas made in good faith shall conclusively be deemed correct for all purposes hereunder, including without limitation the calculation of Tenant's Share of Park Expenses, Tenant's Share of Building Premises Expenses, and Tenant's Minimum Annual Rent; provided that Tenant shall have an opportunity to measure any space that becomes part of the Leased Premises after the Commencement Date, including but not limited to any Expansion Area or any Right of First Refusal Area.

Tenant shall pay, prior to delinquency, all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Leased Premises or elsewhere. Tenant shall cause such trade fixtures, furniture, equipment and all other personal property to be assessed and billed separately from the Leased Premises.

(a)  Payment of Adjusted Additional Rent. The Additional Rent shall be estimated annually by Landlord, and written notice thereof shall be given to Tenant at least thirty (30) days prior to the beginning of each calendar year. In the case of the year in which the term of this Lease commences, written notice of the estimated Additional Rent shall be given to Tenant prior to the Commencement Date. Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Additional Rent.

(b)  Increases in Estimated Additional Rent. If Real Estate Taxes or Operating Expenses increase during a calendar year, Landlord may increase the estimated Additional Rent during such year by giving Tenant thirty (30) days written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Additional Rent divided by the number of months remaining in such year.

(c)  Adjustment to Actual Additional Rent. Within one hundred twenty (120) days after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Additional Rent and installments of Additional Rent paid during such calendar year. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant, or if the Lease has terminated, then reimbursement to Tenant as the case may be, the difference between the actual Additional Rent for the preceding calendar year and the estimated amount paid by Tenant during such year. If this Lease shall commence, expire or be terminated on any date other than the last day of a calendar year, then the Additional Rent for such partial calendar year shall be prorated on the basis of the number of days during the year this Lease was in effect in relation to the total number of days in such year.

(d)  Tenant Verification. Tenant or its accountants shall have the right to inspect, at reasonable times and in a reasonable manner, during the one-year period following the delivery of Landlord's statement of the actual amount of the Additional Rent, such of Landlord's books of account and records as pertain to and contain information concerning such costs and expenses in order to verify the amounts thereof. However, Tenant may only conduct such audit (i) upon not less than thirty (30) days prior notice to Landlord, (ii) at a time mutually agreed upon by Landlord and Tenant during normal business hours, (iii) not more than once during any calendar year, and (iv) if such audit is conducted by employees of Tenant or a national or regional independent certified public accounting firm. Tenant's failure to inspect during the one-year period shall forever waive and terminate Tenant's right to inspect Landlord's books with respect to the Additional Rent set forth in the applicable statement. Except for disclosures required in administrative or judicial proceedings or in any dispute with Landlord under this Lease, Tenant shall keep confidential all information obtained during such audit that is not otherwise publicly available, and shall cause any person conducting such audit on behalf of Tenant to execute an agreement for the benefit of Landlord to do the same.

Section 3.3  Late Charges.

Tenant acknowledges that Landlord shall incur certain additional unanticipated costs and expenses, including administrative costs and attorneys' fees, if Tenant fails to timely pay any payment required hereunder. Therefore, as compensation for such additional expenses, and in addition to the other remedies available to Landlord hereunder, if any payment of Minimum Annual Rent or any other sum or charge required to be paid by Tenant to Landlord hereunder shall become overdue for a period of five (5) business days, a late charge of seven percent (7%) of the payment so due shall be paid by Tenant as additional rent. In addition, if Tenant fails to pay any sum or charge required to be paid by Tenant to Landlord within fifteen (15) days after the same is due and payable, such unpaid amount shall bear interest from the due date thereof to the date of payment at the rate of the lower of (a) fifteen percent (15%) per annum, or (b) the highest rate permitted under law.

The provisions of this Article 3 shall survive the expiration or earlier termination of this Lease.

Article 4  Security Deposit

Tenant, upon execution of this Lease, shall deposit with Landlord the Security Deposit as specified in the Basic Lease Provisions as security for the full and faithful performance by Tenant of all of the terms, conditions and covenants contained in this Lease on the part of Tenant to be performed, including, but not limited to, the payment of the Minimum Annual Rent and Additional Rent. In the event of a default by Tenant of any term, condition or covenant herein contained, Landlord may after providing Tenant with three (3) days advance written notice apply all or any part of such security deposit to curing all or any part of such default; and Tenant agrees to promptly, upon demand, deposit such additional sum with Landlord as may be required to maintain the full amount of the security deposit. All sums held by Landlord pursuant to this section shall be without interest and may be commingled in a general fund. At the end of the Lease Term, provided that there is then no uncured default, Landlord shall return to Tenant the balance thus remaining of the security deposit within thirty (30) days.

Article 5  Use

Section 5.1  Use of Leased Premises.

The Leased Premises are to be used by Tenant solely as provided in the Basic Lease Provisions, and for no other purposes without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to reasonable security measures in place at the Building and/or the Park from time to time, Tenant shall be granted access to the Leased Premises, the Building Premises (including the roof and other portions of the Building Premises which Tenant is entitled to use pursuant to Section 1.2), and the Storage Space 24 hours per day, seven days per week.

Section 5.2  Covenants of Tenant Regarding Use.

In connection with its use of the Leased Premises, Tenant agrees to do the following:

(a)
Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe and lawful manner, (ii) comply with all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, applicable to Tenant's use of the Leased Premises, including, without limitation, those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises, and (iii) comply with and obey all reasonable directions of Landlord, including the Rules and Regulations attached hereto as Exhibit C and incorporated herein by reference as may be reasonably amended by Landlord from time to time; provided, however, that in the event of a conflict or inconsistency between this Lease and the Rules and Regulations, the terms of this Lease shall control. Notwithstanding anything in this Lease to the contrary, Landlord shall be responsible for all costs necessary to cause the Building, Building Premises, Leased Premises, and Common Areas to be in compliance with current and future laws, codes, regulations, including those related to handicap and the Americans with Disabilities Act requirements, and permit requirements, but not to the extent such changes are required as a result of (i) Tenant’s modification to the Leased Premises, (ii) Tenant’s installation or operation of specialized telecommunications equipment in the Leased Premises, or (iii) Tenant’s use of the Leased Premises for any use other than office or general warehouse use where such compliance would not be required if the Leased Premises were used for office or general warehouse purposes.

(b)
Tenant shall not (i) use the Leased Premises for any unlawful purpose or act, (ii) commit or permit any waste or material damage to the Leased Premises, (iii) store any inventory, equipment or any other materials outside the Leased Premises except as otherwise contemplated by Section 7.3 or Article 19 (including but not limited to storage in the Storage Area), or (iv) do or permit anything to be done in or about the Building Premises or Common Areas which constitutes a nuisance or which will in any way obstruct or interfere with the rights of other tenants or occupants of the buildings within the Park or injure or annoy them. Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of the Park of its lease obligations, including, but not limited to, the Rules and Regulations.

(c)
Tenant shall not overload the floors of the Leased Premises as to cause damage to the floor. Landlord acknowledges that Tenant intends to reinforce a portion of the floor of the Leased Premises as set forth in Section 7.3. All damage to the floor structure or foundation of the Building due to improper positioning or storage of items or materials shall be repaired by Landlord at the sole expense of Tenant, who shall reimburse Landlord immediately therefore upon demand as Additional Rent.

(d)
Tenant shall not change its use of the Leased Premises, or allow the Leased Premises to be used in any manner other than as set forth in Section 1.1.I. of the Basic Lease Provisions, if such change would, in Landlord's reasonable opinion, invalidate any policy of insurance now or hereafter carried on the Building Premises or increase the rate of premiums payable on any such insurance policy. Should Tenant fail to comply with this covenant, Landlord may, at its option, require Tenant to stop engaging in such activity or to reimburse Landlord as Additional Rent for any increase in premiums charged during the Lease Term on the insurance carried by Landlord on the Building Premises and attributable to the use being made of the Leased Premises by Tenant.

(e)
Tenant may, at its own expense, erect a sign concerning its business which shall be in keeping with the decor and other signs on the Building, provided that such sign is first approved by Landlord in writing and complies with all laws, ordinances, statutes, regulations, rules and orders (collectively "Laws") of any governmental authority. Landlord's approval, if given, may be conditioned upon such criteria as Landlord deems appropriate to maintain the area in a neat and attractive manner. Tenant agrees to maintain any sign in good state of repair, and upon expiration or earlier termination of the Lease Term, Tenant shall promptly remove the sign and repair any resulting damage to the Building.

Tenant’s obligations set forth in this Section 5.2 shall survive the expiration or earlier termination of this Lease.

Section 5.3  Landlord's Rights Regarding Use.

In addition to the rights specified elsewhere in this Lease, Landlord shall have the following rights regarding the use of the Leased Premises, Building Premises or the Common Areas by Tenant, its employees, agents, customers and invitees, each of which may be exercised without notice or liability to Tenant:

(a)	Landlord may install in areas other than the Leased Premises such signs, advertisements, notices or tenant identification information as it shall deem necessary or proper.

(b)
Landlord shall have the right at any time to change or otherwise alter the Building Premises and/or Common Areas; provided that any such changes shall not materially impact Tenant’s rights to use the Leased Premises and other areas of the Park as provided in Section 2.1. Subject to Section 5.1, Landlord may control the Building Premises and the Common Areas in such manner as it deems necessary or proper.

(c)
Landlord or Landlord's agent shall be permitted to inspect or examine the Leased Premises at any reasonable time with at least 24 hours advance notice to Tenant (except in the event of threat of immediate injury or damage to persons or property, in which case no such notice shall be required), and Landlord shall have the right to make any repairs to the Leased Premises which are necessary for its preservation; provided, however, that any repairs made by Landlord that are Tenant’s obligation pursuant to Section 7.1 that have not been made by Tenant after notice and opportunity to cure shall be at Tenant's expense. Subject to Section 7.3(b) and the first sentence of this Section 5.3(c), if Tenant is not present to open and permit such entry into the Leased Premises at any time when such entry is necessary or permitted hereunder, Landlord and its employees and agents may enter the Leased Premises by means of a master or pass key or otherwise. Landlord shall incur no liability to Tenant for such entry except in cases of the gross negligence or willful misconduct of Landlord, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefore.

Article 6  Utilities and Services

Section 6.1  Services to be Provided.

Landlord shall furnish to Tenant such electrical, water, and sewer service as in its judgment is reasonably necessary for the comfortable use and occupancy of the Leased Premises for normal office use during normal business hours on all generally recognized business days. The cost of furnishing such services may be included in Operating Expenses or separately metered and billed directly to Tenant. Landlord shall also cooperate, at Tenant’s sole cost and expense, in allowing the services contemplated by Section 1.2, including but not limited such electrical service as may be required for the Telecommunications Equipment, supplemental air conditioning system(s), back-up power supply and related equipment, as set forth in Section 7.3 and Article 19.

Section 6.2  Additional Services.

If Tenant requests any other utilities or building services in frequency, scope, quality or quantity substantially greater than those which are currently provided to other tenants in the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or building services. In the event Landlord is able to and does furnish such additional utilities or building services, the costs thereof shall be borne by Tenant and Tenant shall reimburse Landlord for any additional costs of operation and maintenance occasioned thereby monthly as additional rent at the same time Monthly Rental Installments and other Additional Rent are due, unless such expenses are separately metered and billed directly to Tenant. Notwithstanding the foregoing, Tenant shall have the right, at its sole cost and expense, to increase its electrical capacity to as much as 4,000 amps at 480 volts over a three (3) to five (5) year period. Landlord agrees to cooperate and/or assist Tenant, at Tenant’s sole cost and expense, in securing the electrical capacity from the local utility provider if necessary.

If any lights, machines or equipment (including but not limited to computers) used by Tenant in the Leased Premises materially affect the temperature otherwise maintained by the Building's air-conditioning system or generate substantially more heat in the Leased Premises than that which would normally be generated by the lights and business machines typically used by other tenants in the Building or by tenants in comparable buildings and Tenant has not installed supplemental air conditioning to correct such problem, then Landlord shall have the right to install any machinery or equipment which Landlord considers reasonably necessary in order to restore the temperature balance between the Leased Premises and the rest of the Building, including equipment which modifies the Building's air-conditioning system. All costs expended by Landlord to install any such machinery and equipment and any additional costs of operation and maintenance occasioned thereby shall be borne by Tenant, who shall reimburse Landlord for the same as additional rent and as provided in this Section 6.2.

Tenant shall not install or connect any electrical equipment other than the business machines and equipment typically used for general office purposes by tenants in office buildings comparable to the Building (a desk top computer being an example of such a typical business machine) and other than as set forth in this Lease (including but not limited to Section 7.3 and Article 19) without Landlord's prior written consent. If Landlord determines that the electricity used by the equipment to be so installed or connected exceeds the designed load capacity of the Building's electrical system or is in any way incompatible therewith, then Landlord shall have the right, as a condition to granting its consent, require Tenant to make such modifications to the utility supply or the equipment to be installed or connected, as Landlord considers to be reasonably necessary before such equipment may be so installed or connected. The cost of any such modifications shall be borne by Tenant, who shall reimburse Landlord for the same as additional rent (or any portion thereof paid by Landlord) as provided in this Section 6.2. Landlord acknowledges that Tenant will be using the Leased Premises for telecommunications equipment and switching/transmission facilities and Landlord’s consent shall not be unreasonably withheld or delayed with respect to the installation of such equipment or utility upgrades needed for such use.

Section 6.3  Interruption of Services.

Tenant understands, acknowledges and agrees that any one or more of the utilities or other Building services may be interrupted by accident, emergency or other causes beyond Landlord's control; that Landlord does not represent or warrant the uninterrupted availability of such utilities or building services; that any such interruption shall not be deemed an eviction or disturbance of Tenant's right to possession, occupancy and use of the Leased Premises or any part thereof, or render Landlord liable to Tenant for damages by abatement of rent or otherwise, or relieve Tenant from the obligation to perform its covenants under this Lease; and that Landlord shall not be liable to Tenant for any injury, loss or damage occasioned by the bursting, stoppage or leaking of water, gas, sewer or other pipes, except in cases of the gross negligence or willful misconduct of Landlord or its agents. Landlord shall have no liability to Tenant (including without limitation liability for consequential damages or loss of business income or opportunity) arising out of, resulting from, or related to any such interruption of services provided herein, except in cases of the gross negligence or willful misconduct of Landlord or its agents. No such failure or interruption shall entitle Tenant to terminate this Lease, unless Tenant cannot operate its business for more than ten (10) consecutive days, in which case Tenant, at its sole option, may terminate this Lease by providing written notice to Landlord prior to the date such failure or interruption ceases.

Article 7  Maintenance and Repairs

Section 7.1  Tenant's Responsibility.

During the term of this Lease, Tenant shall, at its own cost and expense, maintain in good condition, repair and replace, if necessary, the interior of the Leased Premises, including but not limited to the electrical systems, heating and air conditioning systems, plate glass, floors, windows and doors, sprinkler and plumbing systems servicing the Leased Premises. Tenant, at its expense, shall obtain a preventive maintenance contract on the heating, ventilating and air conditioning systems that shall be subject to Landlord's reasonable approval. Tenant shall provide Landlord with a copy of the preventative maintenance contract no later than ninety (90) days after the Commencement Date. The preventative maintenance contract shall provide for the inspection and maintenance of the heating, ventilating and air conditioning system on not less than a semi-annual basis.

Section 7.2  Landlord's Responsibility.

During the term of this Lease, Landlord shall maintain in good condition and repair and replace, if necessary, the roof, exterior walls, foundation and structural frame of the Building, the Building Premises and the Common Areas, and the portions of the plumbing system that are located outside of the Leased Premises, the costs of which shall be included in Operating Expenses (except to the extent that such costs are excluded pursuant to Section 3.2); provided, however, that to the extent any of the foregoing items require repair because of the negligence, misuse, or default of Tenant, its employees, agents, customers or invitees, Landlord shall make such repairs at Tenant's expense. Landlord shall have no liability to Tenant (including without limitation liability for consequential damages or loss of business income or opportunity) arising out of, resulting from, or related to any injury, damage or interference during any such repair or replacement, except in cases of the gross negligence or willful misconduct of Landlord or its agents.

Section 7.3  Alterations.

Tenant shall not permit alterations or additions in or to the Leased Premises unless and until the plans have been approved by Landlord in writing, such approval not to be unreasonably conditioned, delayed or withheld. Tenant agrees to pay Landlord's reasonable charges for review of any proposed alterations or additions and supervision of any such alterations and additions. As a condition of such approval, Landlord may require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; otherwise, all such alterations or improvements, except movable office furniture and equipment and trade fixtures, shall at Landlord’s option become a part of the realty and the property of Landlord, and shall not be removed by Tenant. Notwithstanding anything to the contrary, Tenant shall not be required to remove the alterations described in Exhibit “D” (the “Approved Alterations”).

In addition to and subject to the provisions of the preceding paragraph, including, but not limited to, Landlord’s consent to any alterations or additions that shall not be unreasonably withheld or delayed, Landlord and Tenant agree as follows:

(a)  Tenant shall have the right to install HVAC dry coolers and other HVAC support equipment on the grounds behind the Leased Premises at a location mutually agreed to by Landlord and Tenant. There shall be no charge by Landlord to Tenant associated with the rooftop fixtures and the HVAC dry coolers and other HVAC support equipment located on the grounds behind the Leased Premises. All rooftop installations shall be consistent with governmental codes and shall be installed in a manner so as not to impact any warranties in effect on the roof membrane. Tenant shall have the right to perform an infrared and structural inspection of the roof to insure its integrity. This equipment (1) shall be considered a trade fixture, (2) shall not become a part of the realty and property of Landlord, and (3) shall be removed by Tenant upon the expiration of this Lease.

(b)  Tenant shall have the right to install security systems to protect its technical areas. Except in the event of imminent danger to property or health, under no circumstance will Landlord or any of its representatives be granted permission to enter any technical areas without being accompanied by an authorized Tenant representative. This equipment (1) shall be considered a trade fixture, (2) shall not become a part of the realty and property of Landlord, and (3) shall be removed by Tenant upon the expiration of this Lease.

(c)  Tenant shall have the right, at Tenant’s sole cost and expense, to install, operate, maintain, repair and replace for the Lease Term, a maximum 750 kW generator with a 500 to 1,100 gallon fossil fuel above-ground storage tank behind the Leased Premises in the parking lot, as mutually agreed upon by Landlord and Tenant, and in accordance with all local, state and federal laws. The location of the generator will require physical access between the generator location and the computer room/UPS location within the Leased Premises. Tenant shall have the right to test the generators between the hours of 8:00 PM on Friday and 7:00 AM on Monday and during all other times approved by Landlord, such approval not to be unreasonably withheld or delayed, and approved by the City of Southfield if necessary. This equipment (1) shall be considered a trade fixture, (2) shall not become a part of the realty and property of Landlord, and (3) shall be removed by Tenant upon the expiration of this Lease.

(d)  Tenant shall have the right to install a redundant and dedicated Liebert system or equivalent HVAC system in a tonnage sufficient to cool its equipment that will run constantly (24 hours/day and 7 days/week). Tenant shall pay all costs and expenses for said installation and use. Landlord and Tenant shall mutually agree upon the area in which such HVAC system is installed. This equipment (1) shall be considered a trade fixture, (2) shall not become a part of the realty and property of Landlord, and (3) shall be removed by Tenant upon the expiration of this Lease.

(e)  Tenant shall have the right to demise the technical area with fire-rated walls at Tenant’s sole cost and expense. Tenant shall also be entitled to modify the existing fire suppression system in the Leased Premises independent of any Building fire suppression system and install a “dry” system. Tenant will connect all alarm points to the existing fire protection system for reporting purposes. Tenant shall have the right to relocate any existing wet pipes serving other areas of the Building to non-critical areas (outside of the technical area). Tenant shall have the right to install a waterproof bladder on the floor of the Leased Premises.

(f)  If windows are present in the technical area, Tenant shall have the right to “block” the window space in the Leased Premises from the inside. Tenant will work with Landlord for approval of the plans and insure that the outside building appearance will not materially change.

(g)  Tenant shall have the right to reinforce an approximately 1,000 sq. ft. section of the Leased Premises to a 300 lbs/ft live load for battery placement.

If Landlord consents to Tenant's performance of alterations or additions to the Leased Premises, Tenant shall ensure that all alterations and improvements which are made or necessitated thereby shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and in quality equal to or better than the original construction of the Leased Premises. Landlord's approval of the plans, specifications and working drawings for Tenant's alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Tenant shall indemnify, defend, and hold harmless Landlord and its officers, directors, members, managers, employees, contractors and representatives from all costs, loss or expense directly or indirectly for or on account of any liens asserted in connection with any labor or material furnished in connection with such alterations; and nothing in this Lease contained shall be construed to constitute a consent by Landlord to the creation of any lien. If any lien is filed against the Park for work claimed to have been done for, or material claimed to have been furnished to, Tenant, Tenant shall cause such lien to be discharged of record within thirty (30) days after filing by bonding or in any other lawful manner. Tenant shall indemnify, defend, and hold harmless Landlord and its officers, directors, members, managers, employees, contractors and representatives from all costs, losses, expenses, and attorneys' fees in connection with any such lien.

Tenant’s obligations set forth in this Article 7 shall survive the expiration or earlier termination of this Lease.

Article 8  Casualty

Section 8.1  Casualty.

In the event of total or partial destruction of the Building or the Leased Premises or other portions of the Park used by Tenant as set forth in Section 1.2 by fire or other casualty, unless this Lease is terminated as provided below, Landlord agrees to promptly restore and repair the Leased Premises, the Building and such other portions of the Park at Landlord's expense; provided, however, that Landlord's obligation hereunder shall be limited to the reconstruction of such of the tenant finish improvements as were originally required to be made by Landlord, if any. Any insurance proceeds not used by Landlord in restoring or repairing the Leased Premises and/or Building shall be the sole property of Landlord. Rent shall proportionately abate during the time that the Leased Premises or part thereof are unusable because of any such damage thereto. Notwithstanding the foregoing, if the Leased Premises are so destroyed that they cannot be repaired or rebuilt within one hundred eighty (180) days from the date on which the damage occurs, either Tenant or Landlord may, upon thirty (30) days written notice to the other party delivered prior to the date that the restoration required pursuant to this Section 8.1 is completed, terminate and cancel this Lease, whereupon all further obligations hereunder shall thereupon cease and terminate as of the date set forth in the notice, except as expressly set forth herein (including but not limited to the requirement that there be a reconciliation of the Additional Rent paid by Tenant for the final partial year) and all rent shall abate as of the date of the casualty.

Section 8.2  Fire and Extended Coverage Insurance.

During the term of this Lease, Landlord shall maintain fire and extended coverage insurance on the Building, but shall not protect Tenant's property within the Leased Premises; and, notwithstanding the provisions of Section 8.1, Landlord shall not be liable for any damage to Tenant's property within the Park, except to the extent caused by the gross negligence or willful misconduct of Landlord and its employees, agents, and invitees. Without limiting the generality of the foregoing, Landlord shall not be liable for any damage to Tenant's property resulting from fire, explosion, falling plaster, steam, gas, electricity, sprinkler system leakage, or water or rain which may leak from any part of the Building or from pipes, appliances or plumbing works therein or from the roof.

Section 8.3  Waiver of Subrogation.

Landlord and Tenant hereby release each other and their respective agents and employees from any and all liability to each other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by or resulting from risks insured against under the property insurance for loss, damage or destruction by fire or other casualty carried by the parties hereto and which was in force at the time of any such loss or damage or which would have been so covered had the insurance required hereunder been maintained; provided, however, that this release shall be applicable only with respect to loss or damage occurring during such time as the releaser’s policies of insurance contain a clause or endorsement to the effect that any such release shall not adversely affect or impair such policies or prejudice the right of the releaser to recover thereunder. Landlord and Tenant each agree that it will require its property insurance carriers to include in its policy such a clause or endorsement. However, if such endorsement cannot be obtained, or shall be obtainable only by the payment of an additional premium charge above that which is charged by companies carrying such insurance without such waiver of subrogation, then the party undertaking to obtain such waiver shall notify the other party of such fact and such other party shall have a period of ten (10) days after the giving of such notice to agree in writing to pay such additional premium if such policy is obtainable at additional cost (in the case of Tenant, pro rata in proportion of Tenant's rentable area to the total rentable area covered by such insurance); and if such other party does not so agree or the waiver shall not be obtainable, then the provisions of this Section 8.3 shall be null and void as to the risks covered by such policy for so long as either such waiver cannot be obtained or the party in whose favor a waiver of subrogation is desired shall refuse to pay the additional premium. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section 8.3, shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released, but no action or rights shall be sought or enforced against such party unless and until all rights and remedies against the other's insurer are exhausted and the other party shall be unable to collect such insurance proceeds. The waiver of subrogation referred to above shall extend to the agents and employees of each party, but only if and to the extent that such waiver can be obtained without additional charge (unless such party shall pay such charge). Nothing contained in this Section 8.3 shall be deemed to relieve either party from any duty imposed elsewhere in this Lease to repair, restore and rebuild.

Article 9  Liability Insurance

Section 9.1  Tenant's Responsibility.

Landlord shall not be liable to Tenant or to any other person for (i) damage to property or injury or death to persons due to the condition of the Leased Premises, the Building Premises, or the Common Areas, or (ii) the occurrence of any accident in or about the Leased Premises, Building Premises, or the Common Areas, (iii) any act or neglect of Tenant or any other tenant or occupant of the Park or of any other person; or (iv) any consequential, indirect, incidental or special damages regardless of causation, except in each case to the extent such damage, injury or death is the result of Landlord's gross negligence or willful misconduct; and Tenant hereby releases Landlord from any and all liability for the same. Tenant shall be liable for, and shall indemnify, defend and hold harmless Landlord and its officers, directors, members, managers, employees, contractors and representatives from, any and all liability for (i) any act or neglect of Tenant and any person coming on the Leased Premises, Building Premises or Common Areas by the license of Tenant, express or implied, or (ii) any damage to the Leased Premises, and (iii) any injury to persons, including death, or damage to property occurring in, on or about the Leased Premises, except to the extent that, in each case, such damage, injury or death is the result of Landlord's gross negligence or willful misconduct, and except for any loss or damage from fire or casualty insured as provided in 8.2. Notwithstanding the foregoing, Tenant shall bear the risk of any loss or damage to its property as provided in 8.2. Tenant’s obligations set forth in this Section 9.1 shall survive the expiration or earlier termination of this Lease.

Section 9.2  Tenant's Insurance.

Tenant, in order to insure against the liabilities specified in this Lease, shall at all times during the term of this Lease carry, at its own expense, one or more policies of general public liability and property damage insurance, issued by one or more insurance companies acceptable to Landlord, with the following minimum coverages:
(a)  Worker's Compensation: minimum statutory amount.

(b)  Commercial General Liability Insurance, including blanket, contractual liability, broadform property damage, personal injury, completed operations, products liability, and fire damage: Not less than $2,000,000 Combined Single Limit for both bodily injury and property damage.

(c)  Fire and Extended Coverage, Vandalism and Malicious Mischief, and Sprinkler Leakage insurance, if applicable, for the full cost of replacement of Tenant's property.

(d)  Business interruption insurance.

The insurance policy or policies shall protect Tenant and Landlord as their interests may appear, naming Landlord and Landlord's managing agent and mortgagee as additional insureds, and shall provide that they may not be canceled on less than thirty (30) days prior written notice to Landlord. Tenant shall furnish Landlord with Certificates of Insurance evidencing all required coverage. Should Tenant fail to carry such insurance and furnish Landlord with such Certificates of Insurance after a request to do so, Landlord shall have the right to obtain such insurance and collect the cost thereof from Tenant as additional rent.

Article 10  Eminent Domain

If all or any substantial part of the Building Premises or Common Areas, shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant no later than fifteen (15) days after possession thereof is so taken. If all or any part of the Leased Premises shall be acquired by the exercise of eminent domain in such a manner that the Leased Premises shall become unusable by Tenant for the purpose for which it is then being used, as permitted hereunder Tenant may terminate this Lease by giving written notice to Landlord no later than fifteen (15) days after possession of the Leased Premises or part thereof is so taken. Tenant shall have no claim against Landlord on account of any such acquisition for the value of any unexpired portion of the Lease Term remaining after possession of the Leased Premises is taken. All damages awarded shall belong to and be the sole property of Landlord; provided, however, that Tenant shall be entitled to any award expressly made to Tenant by any governmental authority for the cost of or the removal or damages to Tenant's stock, equipment, fixtures and leasehold improvements made at Tenant's expense, together with other moving expenses or business dislocation damages.

Article 11  Assignment and Sublease

Except as set forth below, Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet or otherwise transfer or encumber all or any part of Tenant's interest in this Lease or in the Leased Premises without Landlord’s prior express written consent, which shall not be unreasonably withheld, conditioned or delayed. Except for Providing Parties using the Leased Premises in accordance with Section 19.3, Tenant shall not permit the Leased Premises or any part thereof to be used or occupied by others without Landlord's prior express written consent, which shall not be unreasonably withheld, conditioned or delayed. If Landlord consents to any such assignment or subletting, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of all moneys or other consideration received by Tenant from Tenant's transferee in connection therewith (including, without limitation, rent received in connection with any such sublease, but excluding any amounts received in consideration for services provided by Tenant or other than as compensation for occupancy of the Leased Premises) in excess of the amounts owed by Tenant to Landlord under this Lease, which Additional Rent shall be paid to Landlord as and when received by Tenant. Any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void and shall constitute a breach of this Lease. If Landlord consents to such assignment or subletting, Tenant shall remain primarily liable to perform all of the covenants and conditions contained in this Lease, including but not limited to payment of Minimum Annual Rent and Additional Rent as provided herein (except to the extent that Landlord expressly releases Tenant in connection with any such consent). The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises.

Without in any way limiting Landlord's right to refuse to consent to any assignment or subletting of this Lease, Landlord reserves the right to refuse to give such consent if in Landlord's discretion and opinion (i) the value or use of the Leased Premises is or may be in any way adversely affected; (ii) the business reputation of the proposed assignee or subtenant is deemed unacceptable; (iii) to the extent that Tenant is being released from liability pursuant to this Lease, the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations hereunder or is less than that of Tenant; or (iv) the proposed subtenant or assignee is a then existing tenant or occupant of the Building or a person or entity with whom Landlord is then dealing with respect to leasing space in the Building, or with whom Landlord has had any dealings within the past six (6) months with respect to leasing space in the Building. Tenant agrees to reimburse Landlord for reasonable accounting and attorneys' fees incurred in conjunction with the processing and documentation of any such requested transfer, assignment, subletting or any other hypothecation of this Lease or Tenant's interest in and to the Leased Premises.

Notwithstanding anything to the contrary in this Lease, including but not limited to the provisions set forth above, any assignment of this Lease or sublease of the Leased Premises to an “Affiliate” of Tenant shall not require Landlord’s consent, Tenant’s only obligation being to deliver to Landlord not less than fifteen (15) days prior notice of such assignment or sublease. For purposes of this Lease, the term "Affiliate" shall mean and refer to any person or entity controlling, controlled by or under common control with another person or entity. "Control", as used herein, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote in the ordinary direction of its affairs at least fifty-one percent (51%) of the voting interest in, any person or entity.

Co-location pursuant to Section 19.3 shall not be subject to the terms and conditions set forth in this Article 11.

Article 12  Transfers by Landlord

Section 12.1  Sale and Conveyance of the Building.

Landlord shall have the right to sell and convey the Building at any time during the term of this Lease, subject only to the rights of Tenant hereunder; and such sale and conveyance shall operate to release Landlord from liability hereunder arising after the date of such conveyance, provided that the purchaser of the Building assumes Landlord's obligations and liabilities hereunder as of the date of conveyance.

Section 12.2  Subordination and Estoppel Certificate.

Subject to subsection (c) and the provisions of Section 12.4 below, Landlord shall have the right to subordinate this Lease to any mortgage presently existing or hereafter placed upon the Building by so declaring in such mortgage; and the recording of any such mortgage shall make it prior and superior to this Lease regardless of the date of execution or recording of either document. Within ten (10) business days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost:

(a)
any reasonable instrument which Landlord may deem necessary or desirable to confirm the subordination of this Lease pursuant to the terms set forth herein. If Tenant fails or refuses to do so, Landlord may execute such instrument in the name and as the act of Tenant.

(b)
an estoppel certificate in such form as Landlord may reasonably request certifying (i) that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification), (ii) the date to which rent has been paid, (iii) that there are not, to Tenant's knowledge, any uncured defaults (or specifying such defaults if any are claimed), and (iv) any other matters or state of facts reasonably required respecting the Lease or Tenant's occupancy of the Leased Premises. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of all or any part of the Building.

(c)
Notwithstanding the foregoing, if the mortgagee shall take title to the Leased Premises through foreclosure or deed in lieu of foreclosure, Tenant shall be allowed to continue in possession of the Leased Premises as provided for in this Lease so long as Tenant shall not be in default. Tenant shall, in the event any proceedings are brought to foreclose any such mortgage, attorn to the purchaser upon any such foreclosure and recognize such purchaser as the landlord under this Lease.

Section 12.3  Lender's Right.

Landlord shall have the right, at any time and from time to time, to notify Tenant in writing that Landlord has placed a mortgage on the Building, specifying the identity of the lender ("Lender"). Following receipt of such notice, Tenant agrees to give such Lender a copy of any notice of default served by Tenant on Landlord. Tenant further agrees that if Landlord fails to cure any default as provided in Section 13.3 herein, Lender shall have an additional thirty (30) days within which to cure such default; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Lender commences such performance within said thirty-day period and thereafter diligently completes the same.

Section 12.4  Non-Disturbance Agreement.

Landlord represents and warrants to Tenant that, as of the execution of this Lease, the only mortgage and/or ground lease to which Landlord’s interest in the Building is subject (the “Existing Superior Interest”) is a mortgage granted to First Union National Bank. Upon execution of this Lease, Landlord shall use reasonable efforts to obtain from First Union National Bank and deliver to Tenant a written agreement (a “Non-Disturbance Agreement”) between Tenant and First Union National Bank providing that (i) Tenant’s lease of the Leased Premises under this Agreement shall not be disturbed by any exercise of rights under or in connection with the ground lease or security instrument held by such party; and (ii) this Lease shall not be terminated except in accordance with its terms. In order to effectuate any subordination of this Lease to any future lenders or ground lessors, Landlord shall obtain and deliver to Tenant a Non-Disturbance Agreement contemporaneously with such subordination, in form mutually acceptable to the parties.

Article 13  Default and Remedy

Section 13.1  Default.

The occurrence of any of the following shall be deemed an "Event of Default":

(a)
Tenant shall fail to pay any Monthly Rental Installment or Additional Rent within five (5) business days after the same shall be due and payable, or Tenant shall fail to pay any other amounts due Landlord from Tenant within ten (10) business days after the same shall be due and payable, provided, however, that any such failure to make a payment when due shall not be an Event of Default if Landlord receives such payment within three (3) days after Tenant received written notice of such failure from Landlord.

(b)
Tenant shall fail to perform or observe any term, condition, covenant or obligation as required under this Lease for a period of ten (10) business days after written notice thereof from Landlord; provided, however, that if the nature of Tenant's default is such that more than ten days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said ten-day period and thereafter diligently completes the required action within a reasonable time.

(c)
All or substantially all of Tenant's assets in the Leased Premises or Tenant's interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency, or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant shall be insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; dissolution or other termination of Tenant's corporate charter if Tenant is a corporation.

Section 13.2  Remedies.

Upon the occurrence of any Event of Default, Landlord shall have the following rights and remedies, in addition to those allowed by law, any one or more of which may be exercised without further notice to or demand upon Tenant, except as set forth below:

(a)
Landlord may apply the security deposit or reenter the Leased Premises and cure any default of Tenant, and Tenant shall reimburse Landlord as additional rent for any costs and expenses which Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord's action, unless caused by Landlord's gross negligence or willful misconduct.

(b)
Landlord may terminate this Lease or, without terminating this Lease, terminate Tenant's right to possession of the Leased Premises upon providing Tenant written notice of such termination and thereafter (i) neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises, and Tenant shall immediately surrender the Leased Premises to Landlord; and (ii) Landlord may reenter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy which Landlord may have. Upon the termination of this Lease, Landlord may declare the present value (as determined by Landlord) of all rent which would have been due under this Lease for the balance of the Lease Term to be immediately due and payable, whereupon Tenant shall be obligated to pay the same to Landlord, together with all loss or damage which Landlord may sustain by reason of Tenant's default ("Default Damages"), which shall include without limitation expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements, and brokers' and attorneys' fees, it being expressly understood and agreed that the liabilities and remedies specified in this subsection (b) shall survive the termination of this Lease.

(c)
Landlord may, without terminating this Lease, re-enter the Leased Premises and re-let all or any part thereof for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord as liquidated damages the difference between the present value (using a discount rate equal to the “prime rate” as reported in the "Wall Street Journal" or other comparable prime rate index selected by Landlord if the "Wall Street Journal" discontinues publishing such data) of the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises for the period which would otherwise have constituted the balance of the Lease Term, together with all of Landlord’s Default Damages.

(d)	Landlord may sue for injunctive relief or to recover damages for any loss resulting from the breach.

(e)
In addition to the defaults and remedies described above, the parties hereto agree that if Tenant defaults in the performance of any (but not necessarily the same) term or condition of this Lease three (3) or more times during any calendar year, regardless of whether such defaults are ultimately cured, then Tenant agrees to pay to Landlord upon the third and each subsequent default during such calendar year under this habitual default provision, the amount of One Thousand Dollars ($1,000.00) as liquidated damages to cure such default, payable within ten (10) days after written demand therefore to Tenant by Landlord. Tenant acknowledges in the event of such repetitive defaults that (i) Landlord will incur additional unanticipated costs as a result of such repetitive defaults, including but not limited to administrative costs and legal fees, and (ii) the purpose of this provision is to adequately compensate Landlord for those costs, which would be difficult to determine with certainty.

Section 13.3  Landlord's Default and Tenant's Remedies.

Landlord shall be in default if it shall fail to perform or observe any term, condition, covenant or obligation as required under this Lease for a period of fifteen (15) days after written notice thereof from Tenant to Landlord and to Lender, if any; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is of such nature that the same cannot reasonably be performed within such 15-day period, such default shall be deemed to have been cured if Landlord commences such performance within said 15-day period and thereafter diligently undertakes to complete the same. If Landlord fails to cure such default within the required time period, Tenant may, at its option, (a) if the default relates to a condition that is for the exclusive benefit of the Leased Premises, perform such obligation or make such repair or replacement, and Landlord shall reimburse Tenant for the reasonable cost thereof within thirty (30) days of receiving receipts and evidence of payment for the cost of curing such default, or (b) sue for injunctive relief or to recover damages for any loss resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any rent due hereunder, except as otherwise expressly set forth herein.

Section 13.4  Limitation of Landlord's Liability.

If Landlord shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord (whether compensatory or punitive in nature), Tenant agrees that it shall look solely to Landlord's right, title and interest in and to the Building Premises, together with any proceeds thereof (including but not limited to insurance proceeds, condemnation proceeds, sale proceeds and rents) for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant's judgment and that Landlord shall not be personally liable for any deficiency.

The references to "Landlord" in this Lease shall be limited to and mean and include only the owner or owners, at the time, of the fee simple interest in the Building. In the event of a sale or transfer of such interest (except a mortgage or other transfer as security for a debt), the "Landlord" named herein, or, in the case of a subsequent transfer, the transferor, shall, after the date of such transfer, be automatically released from all liability for the performance or observance of any term, condition, covenant or obligation required to be performed or observed by Landlord hereunder arising thereafter; and the transferee shall be deemed to have assumed all of such terms, conditions, covenants and obligations arising thereafter.

Section 13.5  Nonwaiver of Defaults.

Neither party's failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall be construed to be a waiver thereof or affect its right thereafter to exercise or enforce each and every such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord's receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of the rent due or to pursue any other remedies provided in this Lease. No act or omission by Landlord or its employees or agents during the term of this Lease shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord. Notwithstanding the foregoing, Tenant's failure to timely exercise any options hereunder shall be deemed to waive such options.

Section 13.6  Attorneys' Fees.

If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for the reasonable attorneys' fees incurred thereby.

Article 14  Right of First Offer

Section 14.1  Exercise of Expansion Right.

Provided that Tenant is not in default of any of the terms and conditions of this Lease beyond any applicable cure period and at least three (3) years are remaining in the Lease Term (including any Options exercised by Tenant prior to or concurrent with the exercise of its rights set forth in this Section 14.1), Tenant shall have a one-time first opportunity to lease additional space in the Building (the “Expansion Right”), provided that such space is available and vacant and subject to Landlord’s right to extend any existing tenant’s lease term for such space (the "Expansion Area”). Landlord shall notify Tenant when any portion of the Expansion Area is available for lease, and Tenant shall have ten (10) business days after receipt of Landlord’s notice to either accept or refuse that portion of the Expansion Area. If accepted, Tenant shall execute a lease amendment for the Expansion Area under the terms and conditions set forth in this Section 14. If Tenant refuses that portion of the Expansion Area, or if Tenant fails to notify Landlord in writing that it will exercise the Expansion Right within the time limit specified, Tenant shall be conclusively presumed to have relinquished this option with respect to that portion of the Expansion Area, and Landlord shall thereafter be free to lease that portion of the Expansion Area (or any portion thereof) to any other party without further restrictions.

Section 14.2  Terms for Expansion Area.

If Tenant elects to lease the Expansion Area pursuant to this Section 14, Tenant shall do so on the same terms and conditions of this Lease in effect on the date that Tenant takes possession of the Expansion Area, including, but not limited to the following:

(i)  the Minimum Annual Rent shall be the amount of rent per square foot (with step escalations) set forth in this Lease;

(ii)  Tenant's proportionate share of Real Estate Taxes and Operating Expenses shall be increased to reflect the increased area of the Leased Premises;

(iii)  The commencement date of the term for the Expansion Area shall be the later of (1) thirty (30) days after Tenant notifies Landlord that it has accepted said Expansion Area and (2) the date Landlord delivers possession of the Expansion Area to Tenant;

(iv)  Tenant shall take the Expansion Area in its then 100% “as-is” condition;

(v)  Tenant shall execute a lease amendment which sets forth that the term of the Lease for the Expansion Area shall be for a period equal to the remaining term of the Lease Term; and

(vi)  This option is personal to Tenant, and shall not be assigned or transferred to any other party whatsoever.

Article 15  Right of First Refusal

Provided that Tenant is not then in default of any of the terms and conditions of this Lease, and further provided that Tenant has a minimum of three (3) years remaining under the Lease Term (including any renewal options that have been exercised prior to or concurrent with the exercise of its rights set forth in this Article 15), Tenant shall have a one time right of first refusal (the “Right of First Refusal”) to lease that suite in the Building consisting of 5,181 sq. ft. commonly known as 21310 Melrose Avenue shown on Exhibit “A” (the “Right of First Refusal Area”). When Landlord first receives or delivers a letter of intent or similar document for a prospective tenant to lease the Right of First Refusal Area that is acceptable to Landlord, Landlord shall send a copy of such document to Tenant (the “Proposal”). Upon receiving a Proposal, Tenant shall have five (5) business days from the date that Tenant receives a Proposal to exercise this option to lease the entire Right of First Refusal Area from Landlord on the terms and conditions set forth in Section 14.2. Tenant's election must be made by delivery of written notice to Landlord within five (5) business days after receipt of the Proposal from Landlord, and upon such exercise, Landlord and Tenant shall have an additional fifteen (15) days in which to enter into a binding lease amendment upon the terms set forth in Section 14.2. In the event Tenant rejects the Proposal, fails to accept the Proposal within the five (5) business day period, or the lease amendment is not entered into between Landlord and Tenant within the said fifteen (15) day period, and provided that Landlord enters into a lease with a tenant with respect to such Right of First Refusal Area within six (6) months after providing a copy of the proposal to Tenant, Tenant shall be conclusively presumed to have relinquished the Right of First Refusal, and Landlord shall thereafter be free to lease the Right of First Refusal Area (or any portion thereof) to any other party without further restrictions.

Article 16  Notice and Place of Payment

Section 16.1  Notices.

Any notice required or permitted to be given under this Lease or by law must be in writing and must be given only by one of the following methods:

•	delivery in person,

•	via facsimile,

•	by overnight courier, or

•	mailed by certified mail, postage prepaid

to (a) the party who is to receive such notice at the address specified in the Basic Lease Provisions and (b) in the case of a default notice from Tenant to Landlord, any Lender designated by Landlord. All notices, demands and requests shall be deemed given (i) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication, (ii) on the business day following the day such notice or other communication is sent by overnight courier, or (iii) the third business day following the day such notice or other communication is sent by certified mail. Either party may change its address by giving written notice thereof to the other party in the manner provided in this Section 16.1.

Section 16.2  Place of Payment.

All payments required to be made by Tenant to Landlord shall be delivered or mailed to Landlord's management agent at the address specified in the Basic Lease Provisions or any other address Landlord may specify from time to time by written notice to Tenant.

Article 17  Hazardous Materials

Tenant shall not in any manner use, maintain or allow the use or maintenance of the Leased Premises in violation of any law, ordinance, statute, regulation, rule or order (collectively "Laws") of any governmental authority, including but not limited to Laws governing zoning, health, safety (including fire safety), occupational hazards, and pollution and environmental control. Tenant shall not use, maintain or allow the use or maintenance of the Leased Premises or any part thereof to treat, store, dispose of, transfer, release, convey or recover Hazardous Materials (as hereinafter defined) nor shall Tenant otherwise, in any manner, possess or allow the possession of any Hazardous Materials on or about the Leased Premises; provided, however, any Hazardous Material lawfully permitted and generally recognized as necessary and appropriate for general office use or otherwise in de minimus quantities may be stored and used on the Leased Premises so long as (i) such storage and use is in the ordinary course of Tenant's business permitted under this Lease; (ii) such storage and use is performed in compliance with all applicable Laws; and (iii) Tenant delivers prior written notice to Landlord of the identity of and information regarding such materials as Landlord may require. "Hazardous Materials" shall mean any solid, liquid or gaseous waste, substance or emission or any combination thereof which may (i) cause or significantly contribute to an increase in mortality or in serious illness, or (ii) pose the risk of a substantial present or potential hazard to human health, to the environment or otherwise to animal or plant life, and shall include without limitation hazardous substances and materials described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; and any other applicable federal, state or local Laws. Tenant shall immediately notify Landlord of the presence or suspected presence of any Hazardous Materials on or about the Leased Premises if Tenant has not already done so pursuant to the second sentence of this paragraph and shall deliver to Landlord any notice received by Tenant relating thereto. Tenant shall promptly notify Landlord of, and shall promptly provide Landlord with true, correct, complete and legible copies of, all of the following environmental items relating to the Leased Premises which may be filed or prepared by or on behalf of, or delivered to or served upon Tenant: all orders, reports, notices, listings and correspondence (even those which may be considered confidential) of or concerning the release, investigation of, compliance, clean up, remedial and corrective actions, and abatement of Hazardous Materials, whether or not required by any applicable laws, including, but not limited to, reports and notices required by or given pursuant to any Tenant's use, handling storage or disposal of Hazardous Materials. In the event of a release of any Hazardous Materials in, on or about the Leased Premises, Tenant shall promptly provide Landlord with copies of all reports and correspondence with or from all governmental agencies or any other persons relating to such release.

Landlord and its agents shall have the right, but not the duty, to inspect the Leased Premises and conduct tests thereon at any time to determine whether or the extent to which there are Hazardous Materials on the Leased Premises. Landlord shall have the right to immediately enter upon the Leased Premises to remedy any condition that is not in compliance with applicable laws or is otherwise not in compliance with the requirements set forth above. In exercising its rights herein, Landlord shall use reasonable efforts to minimize interference with Tenant's business but such entry shall not constitute an eviction of Tenant, in whole or in part, and Landlord shall not be liable for any interference, loss, or damage to Tenant's property or business caused thereby, except to the extent caused by Landlord's gross negligence or willful misconduct. If Landlord or any lender or governmental agency shall ever require testing to ascertain whether there has been a release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as Additional Rent to the extent that such requirement arose in whole or in part because of Tenant. Tenant shall execute affidavits, representations and the like from time to time, at Landlord's request, concerning Tenant's best knowledge and belief regarding the presence of any Hazardous Materials on the Leased Premises or Tenant's intent to store or use Hazardous Materials on the Leased Premises. Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, members, managers, employees, contractors and representatives from any and all claims, loss, liability, costs, expenses or damage, including attorneys' fees and costs of remediation, incurred by Landlord in connection with any breach by Tenant of its obligations under this section. The covenants and obligations of Tenant hereunder shall survive the expiration or earlier termination of this Lease.

An environmental audit may be conducted at Landlord’s option in connection with Tenant's surrender of the Leased Premises at the expiration, or earlier termination, of the Lease. Tenant shall promptly comply with all requirements of such audit and cure all matters raised therein at Tenant's sole cost. If such audit indicates Tenant has not complied with the provisions of this Article 17, Tenant shall promptly reimburse Landlord for the cost of such environmental audit.

Landlord represents and warrants to Tenant that except as disclosed in the Phase I Environmental Site Assessment Report, dated April 26, 2001, prepared by IVI Environmental, Inc. (a copy of which has been provided to Tenant), no Hazardous Material has been used, generated, manufactured, produced, stored, released, discharged or disposed of on, under or about the Leased Premises, Building Premises, Building or Park or transported to or from the Park by any entity, firm or person, or from any source or cause whatsoever. Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors, members, managers, employees, contractors and representatives from any and all claims, loss, liability, costs, expenses or damage, including attorneys' fees and costs of remediation, incurred by Tenant in connection with any breach of the representation and warranty set forth in the preceding sentence. The obligations of Landlord set forth in this paragraph shall survive the expiration or earlier termination of this Lease.

Article 18  Mold Monitoring, Inspecting, and Remediation

Section 18.1  Monitoring of Leased Premises.

Landlord warrants and represents that as of the date of this Agreement, (i) there are no Mold Conditions (as defined below) in the Leased Premises, and (ii) to Landlord’s knowledge, there have been no Mold Conditions in the Leased Premises.

Tenant, at its sole cost and expense, shall:

(a)  Regularly monitor the Leased Premises for the presence of mold or for any conditions that reasonably can be expected to give rise to mold (the “Mold Conditions”), including, but not limited to, observed or suspected instances of water damage, mold growth, repeated complaints of respiratory ailment or eye irritation by Tenant’s employees or any other occupants in the Leased Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Leased Premises; and

(b)  Promptly notify Landlord in writing if it suspects mold or Mold Conditions at the Leased Premises.

Section 18.2  Inspection of Leased Premises.

In the event of suspected mold or Mold Conditions at the Leased Premises, Tenant, at its sole cost and expense, shall promptly cause an inspection of the Leased Premises to be conducted, during such time as Landlord may designate, to determine if mold or Mold Conditions are present at the Leased Premises, and shall:

(a)  Notify Landlord, in writing, at least three days prior to the inspection, of the date on which the inspection shall occur, and which portion of the Leased Premises shall be subject to the inspection;

(b)  Retain an industrial hygienist certified by the American Board of Industrial Hygienists (“CIH”) or an otherwise qualified mold consultant (generally, “Mold Inspector”) to conduct the inspection; and

(c)  Cause such Mold Inspector to:

(i)  Obtain or maintain errors and omissions insurance coverage with terms and limits customarily maintained by Mold Inspectors, adding Landlord as an additional insured with respect to Landlord’s vicarious liability, and provide to Landlord evidence of such coverage and a copy of the endorsement granting Landlord additional insured status;

(ii)  Perform the inspection in a manner that is strictly confidential and consistent with the duty of care exercised by a Mold Inspector; and

(iii)  Prepare an inspection report, keep the results of the inspection report confidential, and promptly provide a copy to Landlord.

Section 18.3  Remediation of Mold.

In the event the inspection required by Section 18.2 determines that mold or Mold Conditions are present at the Leased Premises, and (A) the source of the Mold Conditions (i.e. the source of the moisture causing the Mold Conditions) is not from the exterior of the Leased Premises or (B) the Mold Conditions have increased or come into existence due to Tenant’s failure to properly monitor the Leased Premises in accordance with Section 18.1, then

(a)  Tenant, at its sole cost and expense, shall promptly;

(i)  Hire trained and experienced mold remediation contractors to prepare a remediation plan and to remediate the mold or Mold Conditions at the Leased Premises;

(ii)  Send Landlord notice, in writing, with a copy of the remediation plan, at least five days prior to the mold remediation, stating:

(A)	The date on which the mold remediation shall start;
(B)	Which portion of the Leased Premises shall be subject to the remediation;
(C)	The name, address, and telephone number of the certified mold remediation contractors performing the remediation;
(D)	The remediation procedures and standards to be used at the Leased Premises;
(E)	The clearance criteria to be employed at the conclusion of the remediation; and
(F)	The date the remediation will conclude;

(iii)  Notify, in accordance with any applicable state or local health or safety requirements, its employees as well as occupants and visitors of the Leased Premises of the nature, location, and schedule for the planned mold remediation;

(iv)  Ensure that the mold remediation is conducted in accordance with the relevant provisions of the document Mold Remediation in Schools and Commercial Buildings (EPA 402-K-01-001, March 2001) (“EPA Guidelines”), published by the U.S. Environmental Protection Agency, as may be amended or revised from time to time, or any other applicable, legally binding federal, state, or local laws, regulatory standards or guidelines; and

(v)  Provide Landlord with a draft of the mold remediation report and give Landlord a reasonable opportunity to review and comment thereon, and when such report is finalized, promptly provide Landlord with a copy of the final remediation report.

In the event (A) the inspection required by Section 18.2 determines that mold or Mold Conditions are present at the Leased Premises, (B) the source of the Mold Conditions (i.e. the source of the moisture causing the Mold Conditions) is from the exterior of the Leased Premises, and (C) the Mold Conditions have not increased nor come into existence due to Tenant’s failure to properly monitor the Leased Premises in accordance with Section 18.1, then Landlord shall perform the obligations of Tenant set forth in subsection (a) above, at Landlord's sole cost and expense.

Article 19  Telecommunications Use

Section 19.1  Telecommunications Equipment and Systems.

(a)  Installation of Telecommunications Equipment. During the Lease Term, Tenant shall have the right, subject to the requirements of this Article 19 and other provisions of this Lease, to install telecommunications equipment and systems on up to two hundred (200) noncontiguous square feet of the roof of the Building (which areas Tenant may cage or otherwise secure) without charge for the purposes of serving customers, interfacing with satellite services and for placement of other transmission and reception facilities. In addition, Tenant shall have the right to install Local Multipoint Distribution (LMDS) transmission equipment that will consist of: (i) hub site antenna(s); (ii) GPS dish(es); and/or (iii) customer premise equipment (CPE) dish(es). This equipment and any other telecommunications equipment installed by Tenant is hereinafter collectively referred to as the "Telecommunications Equipment". Tenant shall submit for Landlord's review and approval, which shall not be unreasonably withheld, conditioned or delayed, detailed plans and specifications relative to the installation of the Telecommunications Equipment and the location of any such additional Telecommunications Equipment if located outside of the Leased Premises, specifying the size, number, amount and design of each item of Telecommunications Equipment.

(b)  Maintenance of Telecommunications Equipment. Tenant shall at all times maintain the Telecommunications Equipment, including all cabling and wiring, in good condition and repair, and in strict compliance with all applicable law. Tenant represents and warrants that throughout the Lease Term, Tenant shall procure, obtain and maintain, at Tenant's sole cost and expense, all material licenses, permits and approvals required under applicable law for the exercise of Tenant’s rights under this Article 19.

(c)  Tenant shall not exercise its rights under this Article 19 in any way that interferes with the use of the Building or Park by Landlord and tenants or licensees of Landlord leasing or licensing space in the Park. The operation of the Telecommunications Equipment shall not interfere with the maintenance or operation of the Building or the Park, including but not limited to, the other permitted rooftop equipment, or any other system or equipment serving the Building or Park and/or its occupants. Tenant shall indemnify, defend, and hold harmless Landlord and its officers, directors, members, managers, employees, contractors and representatives from all injuries, costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, and demands of any kind or nature (including reasonable attorneys' fees) arising from any such interference. Tenant shall be responsible for all costs associated with any reasonable tests necessary to resolve any and all interference caused by Tenant as set forth in this Agreement. All operations by Tenant shall be lawful and in compliance with all FCC rules and regulations and applicable law. Landlord reserves the right to lease and/or license other portions of the Park to other parties for telecommunications transmitting or receiving sites during the term of this Lease, provided, however, that Landlord shall require any such future lessee or licensee of telecommunications transmitting or receiving sites to not interfere with the use or operation of any of Tenant's then existing Telecommunications Equipment.

(d)  Conditions of Installation. Tenant shall comply with applicable laws relating to the installation, operation, maintenance, modification, replacement and removal of the Telecommunications Equipment and will pay all costs and expenses relating to the same, including the cost of obtaining and maintaining any necessary permits or approvals for the same in compliance with applicable laws. The installation, operation and maintenance of the Telecommunications Equipment at the Building shall not materially adversely affect the structure or operating systems of the Building.

(e)  Indemnification. Tenant agrees to indemnify, defend, and hold harmless Landlord, its officers, directors, members, managers, employees, contractors and representatives from and against any and all injuries, costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, and demands of any kind or nature (including reasonable attorneys' fees) arising out of Tenant's installation, operation, maintenance, modification, repair, or removal of the Telecommunications Equipment, except to the extent any such liability, expense, loss or damage results from the gross negligence or willful misconduct of Landlord or its officers, directors, members, managers, employees, contractors or representatives. Tenant’s obligations set forth in this Section 19.1(e) shall survive the expiration or earlier termination of this Lease.

(f)  Supplemental HVAC. Tenant shall have the right to install independent supplemental air conditioning system(s) within the Leased Premises, which may require the installation of equipment (dry coolers, chillers, etc.) on the roof or otherwise upon the Building Premises and the connection of such equipment to the Leased Premises with appropriate conduits, pipes, wiring and cabling, subject to applicable law and Landlord's prior review and approval of detailed plans and specifications therefore. Landlord’s approval shall not be unreasonably withheld or delayed. Upon the expiration or earlier termination of this Lease, Tenant shall remove the independent supplemental air conditioning system and all equipment and appurtenances thereof if so directed by Landlord.

(g)  Rooftop Installation. All rooftop installations shall be consistent with governmental codes and shall be installed in a manner so as not to impact any warranties in effect on the roof membrane. Tenant shall have the right to perform an infrared and structural inspection of the roof to insure its integrity.

Section 19.2  Fiber Access.

Tenant shall have the right to bring fiber optic cable at the street level into the Building from three (3) separate and diverse points. Landlord will cooperate with Tenant, at Tenant’s sole cost and expense, to permit Tenant to expand fiber capacity as needed for its business during the Lease Term. Tenant will not incur any additional fees from the Landlord for fiber access. The fiber optic cable and other equipment installed pursuant to this Section 19.2 shall be characterized as “Telecommunications Equipment” and shall be subject to the requirements set forth in Section 19.1.

Section 19.3  Co-Location.

Tenant shall have the right to allow customers ("Providing Parties") to install equipment ("Providing Parties' Equipment") which is related to Tenant's equipment in a secure area and/or on a rack within up to forty percent (40%) of the Leased Premises consistent with the permitted use by Tenant of the Leased Premises. Such co-location shall not be considered an assignment or sublease by Tenant, shall not grant any such Providing Parties any possessory interest in the Leased Premises, and, as between Landlord and Tenant, any right, and liabilities with respect to the Providing Parties or Providing Parties' Equipment shall be the sole responsibility of Tenant, including, without limitation, the movement thereof in and out of the Leased Premises and the insurance and security therefore, in the same manner and to the same extent as if the Providing Parties were Tenant and Providing Parties' Equipment belonged to Tenant. Tenant shall retain all profits that arise out of co-location within the Leased Premises. With respect to any Providing Parties or Providing Parties' Equipment, the following shall apply:

(a)   Landlord's liabilities and obligations with respect to the Providing Parties and Providing Parties' Equipment shall only be those of Landlord to Tenant pursuant to and accordance with this Lease, and Landlord shall not have any liability or obligation, nor shall the Providing Parties have any rights or claims against Landlord, with respect to the locating, presence or removal of the Providing Parties or Providing Parties' Equipment in or with respect to the Leased Premises. Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, members, managers, and employees (the "Indemnified Party") from and against any and all injuries, costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, and demands of any kind or nature (including reasonable attorneys' fees), including without limitation, claims of Providing Parties or other third parties relative to the co-location of Tenant's customers, except to the extent same is caused by the negligence or misconduct of the Indemnified Party.

(b)  This section shall not create any additional rights of Tenant or Providing Parties, or liabilities of Landlord not expressly provided for in this Lease, under or with respect to Providing Parties or Providing Parties' Equipment.

(c)  Any use of the Leased Premises or roof by the Providing Parties, or location of any Providing Parties’ equipment on the Leased Premises or roof, shall be subject to the same provisions, as to termination of possession, removal of property or otherwise, as apply to Tenant under and in accordance with the provisions of the Lease. All equipment placed upon the Leased Premises or roof by a third party customer shall remain the personal property of the third party customer, and Landlord shall have no liability to third party customers for, and Tenant shall indemnify, defend, and hold harmless Landlord and its officers, directors, members, managers, employees, contractors and representatives against, any and all injuries, costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, and demands of any kind or nature (including reasonable attorneys' fees) arising from the presence of the Providing Parties’ Equipment in, on or about the Leased Premises or roof (except to the extent same is caused by the negligence or misconduct of the Indemnified Party), and if the Tenant's rights to possession have been terminated, Tenant shall cause the third party customer to remove the equipment within fifteen (15) business days of receipt of notice from Landlord, and repair any damage caused by said removal. Tenant shall in all events be responsible for the cost of such removal and any injury or damage to the Leased Premises sustained by reason thereof.

(d)  Subject to the right of Tenant and the Providing Parties to have access to the Park 24 hours per day, seven days per week, the access rights of the Providing Parties shall be subject to reasonable security measures in place at the Building and/or the Park from time to time and all Providing Parties shall comply with the reasonable rules and regulations promulgated by Landlord, including, without limitation, any construction rules for the Building or the Park.

(e)  All costs and expenses incurred in connection with the installation, maintenance and operation of Providing Parties' Equipment at the Leased Premises shall be borne by Tenant at no expense to Landlord.

The provisions of this Article 19 shall survive the expiration or earlier termination of this Lease.

Article 20  Storage Space

During the 6-month period beginning on the Commencement Date (the “Storage Space Term”), Tenant shall have the right to use the space shown on Exhibit “A” (the “Storage Space”), which shall consist of at least 5,000 contiguous square feet, for the storage and staging of equipment at no cost to Tenant other than the payment of the utilities for such space. During the time the Storage Space is being used by Tenant, the Storage Space shall be considered part of the “Leased Premises”, and all provisions of this Lease (including, but not limited to, the insurance and indemnification provisions) shall apply to the Storage Space. Notwithstanding the previous sentence, the area of the Storage Space shall not be considered a part of the Leased Premises during the Storage Space Term for purposes of determining Tenant’s Share of Building Premises Expenses and Park Expenses. If Tenant desires to use the Storage Space for more than the Storage Space Term, Tenant shall have the right to use the Storage Space for up to an additional six (6) months (the “Extended Storage Space Term”). However, upon commencement of the Extended Storage Space Term,

(a)	Landlord shall have an ongoing right to relocate the Storage Space to other space in the Park upon thirty (30) days notice to Tenant;

(b)	Tenant shall pay Landlord Minimum Annual Rent on the Storage Space in an amount equal to Eight and 00/100 Dollars ($8.00) per square foot; and

(c)	the area of the Storage Space shall be considered a part of the Leased Premises for purposes of determining Tenant’s Share of Building Premises Expenses and Park Expenses.

Article 21  [Reserved]

Article 22  Miscellaneous

Section 22.1  Benefit of Landlord and Tenant.

This Lease and all of the terms and provisions hereof shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 22.2  Governing Law.

This Lease shall be governed in accordance with the laws of the State of Michigan.

Section 22.3  Force Majeure.

Landlord and Tenant shall be excused for the period of any delay in the performance of any obligation hereunder, excluding payments due Landlord from Tenant, when such delay is occasioned by causes beyond its control, including, but not limited to, war, invasion or hostility; work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; man-made or natural casualties; unusual weather conditions; acts or omissions of governmental or political bodies; or civil disturbances or riots.

Section 22.4  Condition of Premises.

Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Leased Premises, the Building Premises or the Common Areas or with respect to the suitability or condition of any part thereof for the conduct of Tenant's business except as provided in this Lease.

Section 22.5  Examination of Lease.

Submission of this instrument for examination or signature to Tenant does not constitute a reservation of or option for Lease, and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.

Section 22.6  Indemnification for Leasing Commissions.

The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are those named in the Basic Lease Provisions and that no other broker or person is entitled to any leasing commission or compensation as a result of the negotiation or execution of this Lease. Each party shall indemnify, defend, and hold harmless the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be deemed or held to be entitled thereto. Landlord will not pay a broker commission to any broker representing Tenant for any extension of the Lease Term and/or expansion of the Leased Premises.

Section 22.7  Quiet Enjoyment.

If Tenant shall perform all of the covenants and agreements herein provided to be performed by Tenant, Tenant shall, at all times during the Lease Term, have the quiet enjoyment and peaceful possession of the Leased Premises without hindrance from Landlord or any persons lawfully claiming under Landlord.

Section 22.8  Severability of Invalid Provisions.

If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall not be affected or impaired, and such remaining provisions shall remain in full force and effect.

Section 22.9  Representations and Warranties.

Tenant represents and warrants to Landlord that (i) Tenant is duly organized, validly existing and in good standing in accordance with the laws of the state under which it was organized; (ii) all action necessary to authorize the execution of this Lease has been taken by Tenant; and (iii) the individual executing and delivering this Lease on behalf of Tenant has been authorized to do so, and such execution and delivery shall bind Tenant. Tenant, at Landlord's request, shall provide Landlord with evidence of such authority.

Section 22.10  Survival.

Unless otherwise stated, all obligations of Landlord and Tenant intended to survive the expiration or earlier termination of this Lease shall survive.

Section 22.11  Financial Statements.

During the Lease Term and any extensions thereof, Tenant shall provide to Landlord on an annual basis, within ninety (90) days following the end of Tenant's fiscal year, a copy of Tenant's most recent financial statements prepared as of the end of Tenant's fiscal year. Such financial statements shall be signed by Tenant or any authorized officer or representative of Tenant who shall attest to the truth and accuracy of the information set forth in such statements. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles.

However, notwithstanding the foregoing, so long as Tenant is subject to the reporting requirements of the Securities Exchange Act of 1934 and has filed its reports required thereunder, Tenant shall be deemed to be in compliance with this Section 22.11, and shall not be required to deliver any financial statements to Landlord.

Section 22.12  Preparation of Lease.

This Lease shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Landlord and Tenant have contributed substantially and materially to the preparation of this Lease.

Section 22.13  Abandonment.

Tenant’s abandonment or vacation of the Leased Premises shall not be construed as a Default so long as Tenant continues to pay rent.

Section 22.14  Security Systems.

Tenant shall have the right to install security systems to protect its technical areas. Except in the event of imminent danger to property or health, under no circumstance will Landlord or any of its representatives be granted permission to enter any technical areas without being accompanied by an authorized Tenant representative.

Section 22.15  Construction Allowance.

Landlord shall pay Tenant Five Thousand and 00/100 Dollars ($5,000.00) as a construction allowance (the "Construction Allowance") on the date thirty (30) days after the later of (i) the date upon which Tenant completes the demolition of the interior partitioning in the Leased Premises or (ii) the date Tenant delivers to Landlord final mechanic's and materialmen's lien waivers for such demolition work and receipts evidencing that an amount equal to or greater than the amount of the Construction Allowance has been spent by Tenant for such demolition.

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

LANDLORD: TENANT

Southfield TechneCenter RE 1 LLC,
a Michigan limited liability company

By: Southfield TechneCenter
Manager Corporation,
its Manager
By:    /s/ Jeffrey L. Forman
          Jeffrey L. Forman
Its: Director of Asset Management
Date:   2/24/03
TENANT Talk America Inc., a Pennsylvania corporation By: /s/Aloysius T. Lawn IV Printed: Aloysius T. Lawn IV Title: EVP - General Counsel Date: 2/19/03

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Exhibit “A”

Plan of Leased Premises

Exhibit “B”

Building and Park

Exhibit “C”

Rules and Regulations

1.  The sidewalks, entrances, passages, vestibules, corridors or halls shall not be obstructed or used for any purpose other than ingress and egress.

2.  No awnings or other projections shall be attached to the outside walls of the Building. All electric ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and bulb color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sun screened without the written consent of Landlord.

3.  No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant or any person acting with a tenant’s consent on, about or from any part of the Leased Premises or the Building without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to the tenant in addition to any remedies available under the Lease. Standard signs on doors and directory sign shall be inscribed, painted or affixed for each tenant by Landlord, and shall be of a size, color and style acceptable to Landlord.

4.  The sashes, sash doors, windows, and doors that reflect or admit light and air into halls and passageways in the Building shall not be covered or obstructed by any tenant.

5.  The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweeping, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

6.  No tenant shall mark, paint, drill into, or in any way deface any part of the Building. No boring, cutting or stringing of wires or laying of any type of floor covering or wall covering shall be permitted without first obtaining Landlord’s written permission. Such approval shall not be unreasonably withheld.

7.  No birds or animals of any kind shall be brought into or kept in or about the Leased Premises, and no cooking shall be done or permitted by any tenant on the Leased Premises, except that the preparation of coffee, tea, hot chocolate and similar items for tenants and their employees shall be permitted provided power shall not exceed that amount which can be provided by a 20 amp circuit. No tenant shall cause or permit any objectionable odors to be produced in or permeate from the Leased Premises.

8.  The Leased Premises shall not be used for manufacturing or for the storage of merchandise except as such storage and/or manufacturing may be incidental to the permitted use of the Leased Premises. No tenant shall occupy or permit any portion of the Leased Premises to be occupied as an office for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber, or as an employment bureau, without the express written consent of Landlord. The Leased Premises shall not be used for lodging or sleeping or for any immoral, illegal or unsafe purpose.

9.  No tenant shall make, or permit to be made any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way.

10.  No tenant, subtenant or assignee nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Leased Premises any flammable, combustible or explosive fluid, chemical or substance.

11.  No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or mechanism thereof. Each tenant must, upon the termination of his tenancy, restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes. Landlord shall reserve the right to make all keys for the Leased Premises at a cost of $5 per key, and Tenant shall not allow any other keys to the Leased Premises to be made by any other person.

12.  Landlord reserves the right to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the lease of which these Rules are a part.

13.  Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion tends to impair the reputation of the Building or its desirability as an office location, and upon written notice from Landlord any tenant shall refrain from or discontinue such advertising.

14.  Each tenant shall be responsible for all persons entering the Leased Premises or the associated common areas at the tenant’s invitation, express or implied. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from Southfield TechneCenter of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right without any abatement of rent to require all persons to vacate the Leased Premises and associated common areas and to prevent access to the Park during the continuance of the same for the safety of the tenants and the protection of the Leased Premises, the building or associated common areas.

15.  Any persons employed by any tenant to do janitorial work shall, while in and outside of the Leased Premises, be subject to and under the control of direction of Landlord (but not if an agent or servant of said superintendent or of Landlord), and tenant shall be responsible for all acts of such persons.

16.  Canvassing, soliciting and peddling in Southfield TechneCenter are prohibited, and each tenant shall report and otherwise cooperate to prevent the same.

17.  All office equipment of any electrical or mechanical nature shall be placed by a tenant in the Leased Premises in settings which will, to the maximum extent possible, absorb or prevent any vibration, noise and annoyance.

18.  No air conditioning unit or similar apparatus shall be installed or used by any tenant without the written consent of Landlord.

19.  The scheduling of tenant move-ins and move-outs shall be subject to the reasonable discretion of Landlord.

20.  Landlord and its agents may retain a passkey to the Leased Premises and shall have the right to enter the Leased Premises at any and all times for the purpose of servicing, repairing and examining the same and for all other purposes provided in the Lease.

21.  Landlord reserves the right to make such other and further Rules and Regulations as in its judgment may from time to time be needful and proper; and upon delivery of the same to a tenant, such rules shall become binding upon the parties hereto.

22.  The Building is a non-smoking facility. Neither Tenant nor Tenant's employees, invitees, guests, agents, sublessees, or assigns may smoke within the Premises or the Building.

Exhibit “D”

Approved Alterations

None.